As filed with the Securities and Exchange Commission on July 20, 2005
Registration Statement No. 333-126713

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Pre-Effective
Amendment No. 1 to
Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW HARVEST CAPITAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	6552	50-0015673
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida
954-763-1515
(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Donald Winfrey
President
101 NE 3rd Avenue, Suite 1220
Fort Lauderdale, Florida
954-763-1515
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Darren Ofsink, Esq.
Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, New York 10022

     Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed share exchange described herein have been satisfied.

     If any of the Securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

      This Pre-Effective Amendment No. 1 is being filed solely to file additional exhibits which could not be filed with the original filing of the Registrant's Registration Statement on Form S-4 due to limitations in the size of the files that may be transmitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.     Indemnification of Directors and Officers

Azur

Article X of the Restated Articles of Incorporation of Azur eliminate the personal liability of each director of Azur for monetary damages incurred for any breach of duty as a director. However, this does not apply to any liability of a director for any action for which the Nevada Corporation Law proscribes this limitation.

Article IX of the Restated Articles of Incorporation of Azur provides that Azur shall indemnify any director who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, judicial, administrative or investigative, by reason of the fact that the director is or was serving at the request of Azur as a director or officer or member of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him/her in connection with such action, suit or proceeding, including any appeal thereof, if he/she acted in good faith or in a manner he/she reasonably believed to be in, or not opposed to, the best interests of Azur, and with respect to any criminal action or proceeding, if he/she had no reasonable cause to believe his/her conduct was unlawful. However, with respect to any action by or in the right of Azur to procure a judgment in its favor, no indemnification shall be made in respect of any claim, issue or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his/her duty to Azur unless, and only to the extent that, the court in which such action or suit was brought determines, on application, that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity in view of all of the circumstances of the case.

Article VIII, Section 3 of Azur’s By-laws also provides for indemnification of directors, officers, agents and employees of Azur under certain conditions.

Pursuant to the provisions of Nevada Revised Statutes 78.751, Azur shall indemnify its directors, officers and employees as follows: Every director, officer, or employee of Azur shall be indemnified by Azur against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of Azur or is or was serving at the request of Azur as a director, officer, employee or agent of Azur, partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of Azur.  Azur shall provide to any person who is or was a director, officer, employee or agent of Azur or is or was serving at the request of Azur as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

Harvest

Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a “derivative action”)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Item 21.     Exhibits and Financial Statement Schedules

Exhibit No.	Description

3.1	Amended and Restated Articles of Incorporation of Hotyellow98.com, Inc. (n/k/a Azur International, Inc.).*

3.2.	By-laws of Union Chemical Corp. (n/k/a Azur International, Inc.).*

3.3	Certificate of Incorporation of Harvest, dated August 28, 1985.*

3.4	Amendment to the Certificate of Incorporation of Harvest, filed November 22, 1985.*

3.5	Certificate of Renewal of Harvest filed August 3, 2000.*

3.6	By-laws of Harvest.*

4.1	Warrant to Purchase 100, 000 shares of Common Stock of Azur issued to Lippert/Heilshorn & Associates, Inc. *

4.2	Warrant to Purchase 4,093,708 shares of Common Stock of Azur issued to Newpoint Advisors LLC.*

5.1	Opinion of Guzov Ofsink, LLC with respect to the validity of the shares of Harvest being offered.***

10.1	Stock Exchange Agreement dated as of January 23, 2004 between the shareholders of Mingo Bay Development Corp. (“Mingo Bay”) and Azur.*

10.2	Form of Plan and Agreement to Exchange Stock among Harvest and Azur. Incorporated by reference to Exhibit A to the Information Statement/Proxy Statement/Prospectus contained in this Registration Statement.

10.3	Partnership Interest Purchase Agreement dated November 26, 2003 between Naranjo Family Limited Partnership (“NFLP”), Randy Herscovici (“Herscovici”) and Mingo Bay.*

10.4	Partnership Interest Purchase Agreement dated February 5, 2004 between NFLP, Herscovici and Mingo Bay.*

10.5	Membership Interest Purchase Agreement dated November 26, 2003 between NFLP, Herscovici, Navarro Family Limited Partnership (“Navarro’) and Mingo Bay.*

10.6	Membership Interest Purchase Agreement dated February 10, 2004 between NFLP, Herscovici, Navarro and Mingo Bay.*

10.7	Amended Operating Agreement of 48 Hendricks, LLC.*

10.8	Real Estate Partnership Agreement (Rio Vista), dated August 25, 2002.*

10.9	Purchase and Sale Agreement dated May 26, 2004 among Shell Landing Golf LLC, The Grand Shell Landing Golf, LLC and Richards & Polansky, P.A.*

10.10	Addendum to Purchase and Sale Agreement, dated September 27, 2004 between Shell Landing Golf LLC, The Grand Shell Landing Golf, LLC.*

10.11	Addendum to Purchase and Sale Agreement, dated November 7, 2004 between Shell Landing Golf LLC, The Grand Shell Landing Golf, LLC.*

10.12	Addendum to Purchase and Sale Agreement, dated November 12, 2004 between Shell Landing Golf LLC, The Grand Shell Landing Golf, LLC.*

10.13	Indemnity Agreement dated November 17, 2004 among The Grand Shell Landing, Inc., Carl Crawford (“Crawford”) and Azur.*

10.14	Warranty Deed from Shell Landing Golf, LLC to The Grand Shell Landing, Inc.*

10.15	Purchase Money Promissory Note in the principal amount of $1,600,000 dated November 17, 2004 from The Grand Shell Landing, Inc. and Crawford to the order of Shell Landing Golf, LLC.*

10.16	Employment Agreement dated July 12, 2005 between Azur and Jeffrey Grene.*

10.17	Promissory Note in the principal amount of $6,400,000 dated November 17, 2004 from The Grand Shell Landing, Inc. to the order of Textron Financial Corporation (“Textron”) .*

10.18	Assignment of Leases, Rents and Contracts from The Grand Shell Landing, Inc. to Textron.*

10.19	Deed of Trust, Security Agreement and Fixture Filing dated as of November 17, 2004 from The Grand Shell Landing, Inc. to Textron.*

10.20	Stock Exchange Agreement dated November 16, 2004 between Crawford and Azur.*

10.21	Put Option Agreement dated November 16, 2004 between Crawford and Azur.*

10.22	Escrow Agreement dated November 16, 2004 between Crawford, Azur and Stephen Burrow.*

10.23	Design Contract dated July 20, 1999 among Shell Landing Development, Inc. and McIntyre Golf Development and Love Enterprises and Associates, Inc. and Davis Love III.*

10.24	Letter, dated November 10, 2004 from Love Enterprises and Associates, Inc. to The Grand Shell Landing, Inc.*

10.25	Convertible Secured Promissory Note dated December 29, 2004 in the principal amount of $3,000,000 from Azur to Efficient Management Co. and amendment thereto.*

10.26	Promissory Note dated March 8, 2005 in the principal amount of $100,000 from Azur to Stepping Stones Partners, L.P. *

10.27	Loan Agreement dated February 14, 2005 between Azur and Live Oak Investments Group, LLC (“Live Oak”).*

10.28	Promissory Note dated February 14, 2005 in the principal amount of $700,000 from Azur to Live Oak.*

10.29	Stock Purchase Agreement dated February 24, 2005 between Azur and the shareholders of Airtek Safety Limited (the “Airtek Shareholders”).*

10.30	Escrow Agreement dated February 24, 2005 among Azur, the Airtek Shareholders and Marrache & Co.*

10.31	Consulting Agreement dated February 1, 2004 between Azur and Donald Goree.*

10.32	First Addendum, dated March 28, 2005 to Consulting Agreement with Donald Goree.*

10.33	Employment Agreement dated April 15, 2004 between Azur, Azur Development Corp. and Albert Lazo.*

10.34	First Addendum, dated January 13, 2005 to Employment Agreement with Albert Lazo.*

10.35	Employment Agreement dated September 1, 2004 between Azur and Donald Winfrey.*

10.36	Consulting Agreement dated November 1, 2004 between Jeffrey Grene and Azur.*

10.37	Consulting Agreement dated October 5, 2004 between Azur and John Duggan.*

10.38	Consulting Services Agreement dated March 10, 2004 between United Investments Management, Inc. and Azur.*

10.39	Stock Purchase Agreement dated June 1, 2005 between Azur and HVST Acquisition Corp. Incorporated by reference to Exhibit 1 to the Schedule 13D filed by Azur on June 15, 2005 to report ownership in Harvest.

10.40	Consulting and Investment Banking Services Agreement dated June 1, 2005 between Venture Fund I, Inc. and Azur.**

10.41	Office Lease Agreement dated February 28, 2005 between CAPROC Third Avenue, LLC and Azur.**

10.42	Amended and Restated Operating Agreement of Place Des Arts LLC effective May 5, 2005.**

10.43	Convertible Secured Promissory Note dated May 31, 2005 in the principal amount of $840,000 from Azur to Efficient Management Trading Co.**

10.44	Amended Purchase and Sale Agreement dated January 12, 2005 among Shell Landing Development, Inc., Shell Landing Residences, LLC and Williams, Heidelberg, Steinberger & McElhaney, P.A.**

10.45	Purchase and Sale Agreement dated January 13, 2005 among Shell Landing Residences LLC, Azur-Shell Landing Development LLC and Michael L. Fondren.**

10.46	Consulting Agreement dated February 1, 2005 between Newpoint Advisors, LLC and Azur.**

10.47	Securities Purchase Agreement dated June 1, 2005 between Azur, Omicrom Master Trust and Robert and Kathleen Cohen Family Trust.**

10.48	Membership Interest Security Agreement dated June 1, 2005 between Omicrom Master Trust and Azur.**

10.49	Retainer Agreement dated February 3, 2005 between Pittman Poe & Associates, Inc. (“Pittman”) and Azur.**

10.50	First Addendum to Retainer Agreement between Azur and Pittman.**

10.51	12% Convertible debenture Due June 1, 2006 in the principal amount of $700,000 from Azur to Omicrom.**

10.52	12% Convertible debenture Due June 1, 2006 in the principal amount of $700,000 from Azur to Robert and Kathleen Cohen Family Trust.**

10.53	Promissory Note dated June 15, 2005 in the principal amount of $250,000 from Azur to NFLP.**

10.54	Construction Loan Agreement dated January 5, 2005 between 48 Hendricks, LLC and Colonial Bank, N.A.**

10.55	Consolidated Promissory Note in the principal amount of $10,685,000 dated January 5, 2005 from 48 Hendricks, LLC to the order of Colonial Bank, N.A.**

10.56	Adjustable Rate Note in the principal amount of $1,035,000 dated September 12, 2002 from Eduardo Naranjo (assignor to Rio Vista partnership) and HomeBanc Mortgge Corporation.**

10.57	Mortgage dated September 12, 2002 from Eduardo Naranjo (assignor to RioVista general partnership)and HomeBanc Mortgage Corporation.**

10.58	Extension Agreement dated May 6, 2005 between Azur and Efficient Mnagement Trading Co., Inc.**

10.59	Motor Vehicle Lease Agreement dated April 27, 2005 between Azur and Alpine Jaguar.**

10.60	Consulting Agreement, dated May 31, 2005 between Azur and Lippert/Heilshorn & Associates, Inc.**

16.1	Letter, dated June 3, 2005 from Goldstein Golub Kessler LLP to the Securities and Exchange Commission. Incorporated by reference to Exhibit 16.2 to Harvest’s Current Report on Form 8-K filed June 6, 2005.

22.1	Subsidiaries of Azur.**

23.1	Consent of Guzov Ofsink, LLC (set forth in Exhibit 5.1)***

23.2	Consent of Baum & Co., P.A.**

23.3	Consent of Goldstein Golub Kessler LLP.**

*	Previously filed
**	Filed herewith
***	To be filed by amendment

Item 22. Undertakings

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 (the “Act”), and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(4) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(6) The undersigned registrant hereby undertakes:

(A) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(i) and (A)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into the registration statement.

(B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly in the City of Fort Lauderdale, State of Florida, on July 20, 2005.

NEW HARVEST CAPITAL CORPORATION

By:	/s/ Donald Goree
Donald Goree
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Donald Goree
Donald Goree	July 20, 2005
Chairman, Chief Executive Officer And Director (Principal Executive Officer)

/s/ Donald Winfrey
Donald Winfrey	July 20, 2005
President and Director (Principal Accounting Officer and Principal Financial Officer)

/s/ Albert Lazo
Albert Lazo	July 20, 2005
Secretary and Director